Exhibit 5.1
[LETTERHEAD OF HUSCH BLACKWELL SANDERS LLP]
October 22, 2008
H&R Block, Inc.
One H&R Block Way
Kansas City, Missouri 64105
     Re:     Registration Statement on Form S-3 filed by H&R Block, Inc.
Ladies and Gentlemen:
     We have acted as counsel for H&R Block, Inc., a Missouri corporation (the “Company”), in connection with the authorization of the issuance and sale from time to time, on a delayed basis, by the Company of shares of common stock, without par value, of the Company (the “Common Stock”) as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion is being filed as an exhibit (the “Registration Statement”). The Common Stock may be issued from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”).
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for the purposes of this opinion. Based solely on the foregoing, and subject to the further limitations, qualifications, and assumptions, set forth herein, we are of the opinion that the shares of Common Stock, upon receipt by the Company of such lawful consideration as the Company’s Board of Directors (or a duly authorized committee thereof) will determine, will be validly issued, fully paid and nonassessable.
     In rendering the foregoing opinion, we have assumed that: (i) the definitive terms of the offer and sale of the Common Stock will have been established in accordance with the authorizing resolutions of the Company’s Board of Directors (or a duly authorized committee thereof), the Company’s Amended and Restated Articles of Incorporation (as the same may have been further amended at the time of issuance and sale), and applicable law; (ii) the Company will issue and deliver the Common Stock in the manner contemplated by the Registration Statement and any Common Stock will have been duly authorized and reserved for issuance within the limits of such Common Stock then remaining authorized but unreserved and unissued; and (iii) the resolutions authorizing the Company to issue, offer and sell the Common Stock will have been duly adopted by the Company’s Board of Directors (or a duly authorized committee thereof) and will be in full force and effect at all times at which the Common Stock is issued, offered or sold by the Company.
     The opinion expressed herein is limited to the laws of the State of Missouri and The Missouri General and Business Corporation Law, including the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Husch Blackwell Sanders LLP under the caption “Legal Matters” in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Husch Blackwell Sanders LLP